                                                                    Exhibit 11.0

                     PAMRAPO BANCORP, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                -----------------------------------------------



                                               Six            Three
                                           Months Ended    Months Ended
                                           June 30, 1997   June 30, 1997
                                           -------------   -------------



Net income                                 $   2,573,339   $    1,260,470
                                           =============   ==============

Weighted average number of common
 shares outstanding                            2,997,911        2,843,913

Common stock equivalents due to dilutive
  effect of stock options                             -                -
                                           -------------   --------------

Total weighted average number of common
  shares and equivalents outstanding           2,997,911        2,843,913
                                           =============   ==============

Primary earnings per share                 $        0.86   $         0.44
                                           =============   ==============


Total weighted average number of common
 shares and equivalents outstanding for
 fully diluted computation                     2,997,911        2,843,913
                                           =============   ==============


Fully diluted earnings per share           $        0.86   $         0.44
                                           =============   ==============